Exhibit 10

                        ASSET PURCHASE AND SALE AGREEMENT



                                  by and among

                           NEW CENTURY TITLE COMPANY,
             a wholly-owned subsidiary of CAPITAL TITLE GROUP, INC.,



                            BRIDGESPAN TITLE COMPANY,
                 a wholly-owned subsidiary of BRIDGESPAN, INC.,



                                 BRIDGESPAN INC.

                                       and

                            CAPITAL TITLE GROUP, INC.










                                   Dated as of
                                September 8, 2001

                        ASSET PURCHASE AND SALE AGREEMENT


     This ASSET PURCHASE AND SALE AGREEMENT dated as of September 8, 2001 (this "AGREEMENT"), is entered into by and among NEW CENTURY TITLE COMPANY, a California corporation ("BUYER") and a wholly-owned subsidiary of CAPITAL TITLE GROUP, INC., a Delaware corporation ("CTG"), BRIDGESPAN TITLE COMPANY, a California corporation ("SELLER") and a wholly-owned subsidiary of BRIDGESPAN INC., a Delaware corporation ("BridgeSpan"), CTG (but only for purposes of Sections 5.5 and 8.4 hereof and the guarantee set forth on the signature page hereto) and BridgeSpan (but only for purposes of Section 8.2 hereof).

                                    RECITALS

     Seller owns and operates an underwritten title company in California under the name of BridgeSpan Title Company.

     Buyer wishes to purchase all of the assets and inventory of the Business located at each of six locations currently operated by Seller in Santa Clara, San Mateo, and Sacramento Counties in the State of California, and to continue the Business in those Counties under its own name. Buyer also wishes to assume the five leases underlying five of the six locations of the Business.

     Seller wishes to sell to Buyer all of the assets and inventory of the Business and to assign to Buyer the leases underlying five locations of the Business.

     Terms not defined herein, shall have the meanings ascribed to them in
Section 10.

                                    ARTICLE 1
                                PURCHASE AND SALE

     1.1 AGREEMENT TO SELL AND PURCHASE ASSETS. Subject to the terms and conditions of this Agreement, Seller agrees to sell, assign, transfer and convey to Buyer at the Closing, and Buyer agrees to purchase and acquire from Seller at the Closing, all of Seller's right, title and interest, whatever, in and to the assets listed on SCHEDULE 1.1 (the "ASSETS"). Seller's right, title and interest in the Assets will be sold, assigned, transferred and conveyed to Buyer on the Closing Date, free and clear of all Encumbrances.

     1.2 LEASE ASSIGNMENTS. Described in SCHEDULE 1.2 hereto are locations of certain sites leased by Seller (the "LEASED SITES"). At the Closing but effective as of the Effective Time (as hereinafter defined), Seller shall sell, transfer, and assign to Buyer all of Seller's right, title and interest in and to the leases for the Leased Sites pursuant to an Assignment and Assumption of Lease on commercially reasonable terms and conditions mutually agreed upon by both parties (the "LEASE ASSIGNMENTS").

     1.3 EXCLUDED ASSETS. Except for the Assets set forth on Schedule 1.1 of this Agreement, all other assets of Seller are excluded from the purchase and sale contemplated by this Agreement (the "EXCLUDED ASSETS"). Without limiting the generality of the foregoing, any and all revenue and accounts receivable for the Business that accrued prior to the Effective Time shall be Excluded Assets, to the extent that any such accrued revenues and accounts receivables are not for services to be rendered by Buyer following the Effective Time.

     1.4 ASSUMED LIABILITIES. On the Closing Date, but effective as of the Effective Time, Buyer shall assume, become responsible for and agree to discharge only the following specifically enumerated obligations and liabilities of Seller (the "ASSUMED Liabilities"):

          1.4.1 Subject to the provisions of Section 5.5, the obligations payable pursuant to, and other obligations and liabilities arising out of or resulting from, the leases for the Leased Sites that arise or accrue after the Effective Time, but only to the extent that the leases are assigned to Buyer at the Effective Time, and any lease that is not be assigned to Buyer at the Effective Time will be an Excluded Liability;

          1.4.2 The obligations payable pursuant to, and other obligations and liabilities arising out of or resulting from, Buyer's or Buyer assignee's ownership or operation of the Assets or the Business that arise or accrue after the Effective Time, due to the ownership or operation of the Assets or the Business after the Effective Time, including, but not limited to:

               (a) Obligations and liabilities under all real estate closings, title preliminaries, title policy issuances and other transactions that are part of the Assets (including those that are in process as of the Closing) being transacted as part of the Business on and after the Effective Time;

               (b) Liabilities and custodial obligations arising under any trust accounts that constitute part of the Assets from and after the Effective Time (including all such trust accounts existing as of the Effective Time);

               (c) Wages, unemployment insurance contributions, termination payments, retirement, pensions, profit sharing, bonus, severance pay, disability, health, accrued time off, or other benefits paid or payable or obligations owed to the Transferred Employees that accrue or arise after the Effective Time;

               (d) Liabilities arising from any accounts payable and premiums due to underwriters that accrue after the Effective Time; and

          1.4.3 Obligations and liabilities accruing or arising after the Effective Time under any Assumed Contract.

     1.5 EXCLUDED LIABILITIES. "Excluded Liabilities" shall mean every liability of Seller other than the Assumed Liabilities. All of the Excluded Liabilities shall remain, as between Buyer and Seller, the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. Excluded Liabilities shall include, but not be limited by, any liability, incurred prior to the Effective Time:

          1.5.1 in regard to the operation or ownership of any Leased Site or Asset, or from the conduct of the Business of Seller, which arises after the Effective Time but which arises directly out of, but only to the extent that it arises directly out of, any violation or breach by Seller of, any misrepresentation by Seller in, any default by Seller under, or any failure by Seller to perform or comply with, any representation, warranty, covenant, obligation, or other provision of any contract, agreement, or this Agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a violation, breach, misrepresentation, default or failure by Seller that in each case occurred prior to the Effective Time;

          1.5.2 arising from any accounts payable and premiums due to underwriters that accrued prior to the Effective Time or arising from rent or monies payable under any lease or contract of Seller that accrued prior to the Effective Time;

          1.5.3 for (i) any taxes arising as a result of Seller's operation of its business or ownership of the Leased Sites and Assets prior to the Effective Time, (ii) any taxes that will arise as a result of the transfer of the Leased Sites and Assets pursuant to this Agreement and (iii) any deferred taxes of any nature of Seller;

          1.5.4 arising out of or relating to Seller's credit facilities or any security interest related thereto;

          1.5.5 arising under any environmental laws relating to the operation of Seller's business at the Leased Sites or Seller's leasing, ownership or operation of real property at the Leased Sites or otherwise, provided such liability was incurred prior to the Effective Time;

          1.5.6 under any of the following: unemployment insurance contributions, termination payments, retirement, pension, profit-sharing, bonus, severance pay, disability, health, accrued time off, or other employee benefit plans, agreements or understandings of any kind for Seller's employees or former employees, or both, provided such liability was incurred prior to the Effective Time;

          1.5.7 under any employment, severance, retention or termination agreement with any employee of Seller, provided such liability was incurred prior to the Effective Time;

          1.5.8 arising out of or relating to any grievance of a Seller employee, whether or not the affected employees are hired by Buyer, provided such liability was incurred prior to the Effective Time;

          1.5.9 of Seller to any of its stockholders;

          1.5.10 to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller, provided such liability was incurred prior to the Effective Time;

          1.5.11 to distribute to any of Seller's stockholders or otherwise apply all or any part of the consideration received hereunder;

          1.5.12 arising out of any claim, counterclaim, action, suit, order, proceeding, litigation, arbitration or investigation pending as of the Effective Time, whether or not set forth in the Schedules hereto, or any claim, counterclaim, action, suit, order, proceeding, litigation, arbitration or investigation commenced after the Effective Time and to the extent arising out of any occurrence or event happening prior to the Effective Time, including, but not limited to, escrow and title claims and losses; and

          1.5.13 arising out of or resulting from Seller's noncompliance with any law, rule, regulation, or other similar requirement, or order of any governmental body, including, but not limited to, unclaimed property not escheated to the State.

     1.6 OBLIGATIONS UNDER THIS AGREEMENT. For purposes of clarification, each party shall remain responsible for its respective obligations under this Agreement and any other agreement entered into in connection herewith.

                                    ARTICLE 2
                       CONSIDERATION; ALLOCATION; PAYMENT

     2.1 ASSUMPTION; PURCHASE; CONSIDERATION. In consideration of the sale, conveyance, transfer and assignment of the Assets at the Closing Buyer shall:

          2.1.1 assume all of Seller's obligations arising from and after the Effective Time under the leases for the Leased Sites, pursuant to the Lease Assignments;

          2.1.2 accept the Lease Assignments and the Assets;

          2.1.3 assume the Assumed Liabilities; and

          2.1.4 pay to Seller the Purchase Price, less the Earnest Money
Deposit.

     2.2 PURCHASE PRICE. The purchase price for the Assets shall be $3,250,000, subject to adjustment pursuant to Section 2.3 (the "PURCHASE PRICE"). At the Closing, Buyer shall pay to Seller by transfer of immediately available funds to one or more bank accounts designated by Seller the Purchase Price, less the Earnest Money Deposit.

     2.3 PURCHASE PRICE ADJUSTMENT. The Purchase Price will be adjusted by adding to it the amounts equal to (i) one hundred (100%) of the accrued paid time off due to Transferred Employees upon the termination of their employment with Seller, and (ii) fifty percent (50%) of the aggregate accrued paid time off, and fifty percent (50%) of the aggregate severance pay of up to two weeks salary, for all but five (5) of the employees of Seller as of the date hereof
(A) whose employment with Seller is terminated during the Interim Period, whether voluntarily or involuntarily, or (B) who do not receive offers of employment from Buyer during the Interim Period (the "PURCHASE PRICE ADJUSTMENT").

     2.4 EARNEST MONEY DEPOSIT. Upon the signing of this Agreement, Buyer shall deliver to the Seller a refundable earnest money deposit of $250,000 (the "EARNEST MONEY DEPOSIT"). The Earnest Money Deposit will be applied against the Purchase Price upon Closing of the transactions contemplated hereby, or returned to Buyer pursuant to Section 9.2.

     2.5 ALLOCATION. The Purchase Price shall be allocated and apportioned among the Assets as agreed to by the parties prior to Closing. Buyer and Seller agree to each prepare and file on a timely basis with the Internal Revenue Service (and applicable state tax authorities) substantially identical and supplemental

Internal Revenue Service Forms 8594 (and corresponding state tax forms). If any tax authority challenges such allocation, the party receiving notice of such challenge shall give the other prompt written notice thereof and the parties shall cooperate in order to preserve the effectiveness of such allocation. The parties agree to abide by such allocations for all tax reporting purposes. Seller and Buyer acknowledge that the foregoing allocation may be amended upon mutual agreement.

     2.6 EFFECTIVE TIME. The effective time of the transactions contemplated hereby shall be 12:01 a.m. local time on the first day following the Closing (the "EFFECTIVE TIME"), notwithstanding the fact that the actual physical exchange of documents shall take place at the Closing.

                                    ARTICLE 3
                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows. Each representation and warranty of Seller below, except those set forth in Sections 3.1, 3.2, 3.3 and 3.4, is being given only to the best knowledge of Seller:

     3.1 DUE EXECUTION. This Agreement has been duly executed and delivered by Seller and constitutes the valid and binding agreement of Seller in accordance with its terms. Seller has full corporate power and authority to execute, deliver and perform this Agreement (and all other agreements and instruments to be executed and delivered by Seller in connection herewith). Other than the California Approval (as defined in Section 5.1.5) or except as set forth on
SCHEDULE 3.10 hereto, no authorization, consent or approval of, or filing with, any public body, court or authority is necessary on the part of Seller for the consummation by Seller of the transactions contemplated by this Agreement and its obligations hereunder.

     3.2 NO VIOLATION OF OTHER INSTRUMENTS. Except as set forth on SCHEDULE 3.10, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provisions (including provisions requiring any consent or approval) of any charter, bylaw, mortgage, lien, order, judgment, decree, or of any material lease, agreement or instrument to which Seller is a party or by which Seller is bound, and will not violate any other material restriction of any kind or character to which Seller is subject.

     3.3 CORPORATE STATUS OF SELLER. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of California and is duly qualified to do business in California and in each jurisdiction in which its owning, leasing or utilization of the Assets or conduct of the Business makes such qualification necessary. Seller has all requisite corporate power and all governmental licenses, authorizations, consents and approvals required for it to own, lease and operate the Business and the Assets as now owned, leased and operated and to carry on the Business as now being conducted, except where the failure to have such power, licenses, authorizations, consents or approvals would not have a material adverse effect on the Business or Assets.

     3.4 SELLER CAPITAL STOCK. BridgeSpan Inc. owns all outstanding shares of the capital stock of Seller.

     3.5 FINANCIAL STATEMENTS. Seller has heretofore delivered or caused to be delivered to Buyer unaudited statements of income for the seven-month period ended July 31, 2001, certified by the chief financial officer of Seller (such financial statements are hereinafter collectively called the "FINANCIAL STATEMENTS") for the Business. To the best knowledge of Seller management, the Financial Statements are correct and complete, present fairly the financial position, results of operations, and changes in financial position of the business and operations of the Business as of the dates or for the periods indicated, subject to normal year-end adjustments, are consistent with the books and records of the entities to which they relate and have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

     3.6 TITLE TO ASSETS. Seller has good and marketable title to the Assets; provided, however, that, with respect to any of the Assets that Seller leases, Seller's interest is limited to a leasehold interest therein. The Assets are not subject to any Encumbrance other than those disclosed in SCHEDULE 1.1 to this Agreement, which Encumbrances will be discharged or removed prior to Closing.

     3.7 CONTRACTS AND AGREEMENTS. Each Assumed Contract is in full force and effect, is valid and binding upon the Company and is enforceable by the Company in accordance with its terms and, to the knowledge of the Company, is valid and binding upon the other parties thereto and is enforceable by such other parties in accordance with its terms, in each case except as could not reasonably be expected to have a material adverse effect on the Business or the Assets. Seller is not aware of any circumstance that could reasonably be expected to adversely affect Seller in any material respect in the performance of its obligations under any Assumed Contract.

     3.8 PENDING LITIGATION; CONTINGENCIES. To the best knowledge of Seller management, there are no actions, suits, proceedings or formal inquiries before any court, arbitration board, regulatory agency or governmental body pending or threatened against Seller and affecting the Assets or the Business.

     3.9 NO DEFAULTS. To the best knowledge of Seller management, no event has occurred and no condition exists which constitutes, or with the giving of notice or lapse of time, or both, would constitute, a default by Seller in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Assumed Contract or in any material permit or governmental authorization to which Seller is a party or by which Seller or its business or properties may be bound or adversely affected and that relates to the Business or the Assets. Seller is not in default with respect to any order, writ, injunction or decree of any court or in default under any order, material regulation or demand of any federal, state, municipal or other governmental agency that relates to the Business or the Assets and that could reasonably be expected to have a material adverse effect on the Assets or the Business or the consummation of the transactions contemplated by this Agreement.

     3.10 COMPLIANCE WITH STATUTES AND REGULATIONS. To the best knowledge of Seller management, Seller is, with respect to its operation of the Business, in compliance in all respects with, and has at all times complied in all respects with, all applicable statutes, permits and licensing requirements, zoning and building codes, land use regulations, health, safety and environmental standards and orders of, and all restrictions imposed by, all governmental authorities having jurisdiction over it or the conduct of the Business and the ownership and operation of the Assets, except where such non-compliance could not reasonably be expected to have a material adverse effect on the Business or the Assets. Except as described on SCHEDULE 3.10 hereto, there is no requirement applicable to Seller to make any filing with, or obtain any permit, authorization, consent or approval of, any governmental or administrative entity as a condition to the lawful consummation by Seller of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Seller pursuant hereto, other than filings, the failure of making of which, would not have a material adverse effect on the transactions contemplated by this Agreement.

     3.11 TAX MATTERS. Except as set forth on SCHEDULE 3.11 hereto, Seller has timely filed all federal, state, local and foreign tax returns for income taxes, sales taxes, withholding and payroll taxes, property taxes and other taxes of every kind whatsoever required by law to have been filed prior to the date of this Agreement and relating to the Business. Seller has paid or caused to be paid all taxes relating to the Business which have become due, together with any interest, if any, due thereon and any penalties or late fees associated therewith, whether pursuant to such returns or pursuant to any assessments or otherwise.

     3.12 EMPLOYMENT OF LABOR. Seller currently employs approximately 54 employees in the Business. To the best knowledge of Seller management, Seller has complied in all material respects with applicable federal and state laws and regulations relating to the employment of labor in the Business, including the provisions thereof relating to wages, hours, safety, fair employment practices, and employee benefits. No employees of Seller are represented by a collective bargaining unit.

     3.13 INSURANCE. There is in effect for Seller with respect to the Business such insurance against loss or damage of the kinds customarily insured against by corporations engaged in the same or similar business or having similar properties, with reputable insurers, in such amounts and by such methods as is customary in the case of such corporations.

     3.14 DISCLOSURE MATERIALS; UNTRUE STATEMENTS. In connection with the execution and delivery of this Agreement, Seller has provided or caused to be provided to Buyer ( or its agents, advisors or representatives) various documents and other materials relating to Seller and the Business. Such documents and other materials, together with the representations and warranties of Seller contained in this Agreement, and the schedules, exhibits and certificates furnished by Seller to Buyer (or its agents, advisors or representatives) in connection with the execution of this Agreement or in connection with the transactions contemplated hereby are referred to herein as the "Disclosure Materials." To the best knowledge of Seller management, the Disclosure Materials, taken as a whole, contain an accurate description of the Business of Seller. Neither this Agreement nor any other exhibit, schedule or certificate being delivered in connection herewith contains any untrue statement of a material fact or, when taken as a whole, omits to state any material fact necessary in order to make the statements contained in such document not misleading.

                                    ARTICLE 4
                     REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 CORPORATE STATUS. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has full corporate power and authority to execute, deliver and perform this Agreement (and all other agreements and instruments to be executed and delivered by Buyer in connection herewith) and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement (or any other agreement or instrument to be executed and delivered in connection herewith) does not, and the consummation of the transactions contemplated hereby will not, with or without the passage of time or delivery of notice or both, violate or constitute a default under any provisions (including provisions requiring any consent or approval) of any charter, bylaw, mortgage, lien, order, judgment or decree or material lease, agreement or instrument to which Buyer is a party or by which Buyer or any of its assets is bound, and will not violate any other material restriction to which Buyer is subject.

     4.2 DUE AUTHORIZATION. The execution and delivery of this Agreement (and all other agreements and instruments contemplated hereunder) by Buyer, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Buyer. This Agreement has been duly and validly executed and delivered by Buyer and constitutes, and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, upon their execution and delivery by Buyer, will constitute legal, valid and binding agreements of Buyer.

     4.3 CONSENT AND APPROVALS. There is no requirement applicable to Buyer to make any filing with, or obtain any permit, authorization, consent or approval of, any governmental or administrative entity as a condition to the lawful consummation by Buyer of the transactions contemplated by this Agreement and the other agreements and instruments to be executed and delivered by Buyer pursuant hereto, other than filings, the failure of making of which would not have a material adverse effect on the transactions contemplated by this Agreement.

     4.4 LITIGATION. To the best knowledge of Buyer management, there are no actions, suits, proceedings or formal inquiries before any court, arbitration board, regulatory agency or governmental body pending or threatened against or affecting Buyer that would prevent, delay or hinder the consummation of the transactions contemplated by this Agreement

                                    ARTICLE 5
                     CONDUCT OF BUSINESS PENDING THE CLOSING

     5.1 CONDUCT OF BUSINESS PENDING THE CLOSING. Seller covenants and agrees that, prior to the Closing Date, unless Buyer shall otherwise consent in writing or as otherwise expressly contemplated or permitted by this Agreement:

          5.1.1 The Business shall be conducted only in, and Seller shall not take any action except in, the ordinary course, on an arm's length basis and in accordance in all material respects with all applicable laws, rules and regulations and past custom and practice; and Seller shall maintain its facilities in good condition and repair (normal wear and tear excepted) and in accordance with Seller's policies and procedures relating thereto as in effect prior to the execution of this Agreement;

          5.1.2 Seller shall not, directly or indirectly, sell, pledge, dispose of, grant a security interest in, or otherwise encumber any of the Assets;

          5.1.3 Seller shall maintain in force its current insurance (or reinsurance) policies and not permit or allow them to be canceled or terminated or reduced in coverage amount or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation, reduction in coverage amount or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated, reduced or lapsed policies for substantially similar premiums are in full force and effect;

          5.1.4 Seller (i) shall use its commercially reasonable efforts to preserve intact the Assets, the Business and the goodwill associated therewith;
(ii) shall not take any action which would render, or which reasonably would be expected to render, any representation or warranty made by it in this Agreement or in any other agreement or instrument executed in connection with the transactions contemplated hereby untrue in any material respect at, or at any time prior to, the Closing Date; and (iii) shall notify Buyer of any emergency or other change in the normal course of its business (as currently conducted) or in the operation of its properties and of any governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, complaint, investigation or hearing would be material, individually or in the aggregate, to the Business (taken as a whole) or to Seller's or Buyer's ability to consummate the transactions contemplated by this Agreement;

          5.1.5 Seller shall cooperate with Buyer in securing, and the parties shall use commercially reasonable efforts to secure, from all required subdivisions and agencies of the State of California, the full and unconditional approval to the transfer of the Assets to Buyer, and the continuation (following consummation of such transactions) of Seller's license to conduct title insurance and escrow operations in Santa Clara, San Mateo, and Sacramento Counties as contemplated by this Agreement (the "CALIFORNIA APPROVAL"); and

          5.1.6 Seller shall use commercially reasonable efforts to secure any Lease Assignments and any necessary consents to transfer and assign to Buyer the Assumed Contracts and Buyer shall, upon Seller's reasonable request, assist Seller in obtaining such consents.

     5.2 NOTIFICATION. During the period subsequent to the execution of this agreement and prior to the Closing Date (the "PRE-CLOSING PERIOD"), Seller shall promptly notify Buyer in writing of:

          5.2.1 the discovery by Seller of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Seller in this Agreement;

          5.2.2 any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by Seller in this Agreement if such event, condition, fact or circumstance had existed on the date of this Agreement;

          5.2.3 any material breach of any covenant or obligation of Seller hereunder; and

          5.2.4 any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would make the timely satisfaction of any of the conditions set forth in this Agreement impossible or unlikely.

     5.3 BUYER NOTIFICATION. During the Pre-Closing Period, Buyer shall promptly notify Seller in writing of:

          5.3.1 the discovery by Buyer of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material inaccuracy in or material breach of any representation or warranty made by Buyer in this Agreement;

          5.3.2 any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material inaccuracy in or material breach of any representation or warranty made by Buyer in this Agreement if such event, condition, fact or circumstance had existed on the date of this Agreement;

          5.3.3 any material breach of any covenant or obligation of Buyer hereunder ; and

          5.3.4 any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would make the timely satisfaction of any of the conditions set forth in this Agreement impossible or unlikely.

     5.4 TRANSFERRED EMPLOYEES.

          5.4.1 OFFER OF EMPLOYMENT. Subject to and in accordance with the provisions of this Section 5.4, Buyer may, in its sole discretion, offer employment to any or all of the employees who are employed by Seller in the Business as of the date of this Agreement (the "EMPLOYEES"). Prior to the Closing, Buyer, after notice to Seller as to the timing and method of contact, may contact any or all of the Employees for the purpose of making offers of employment with Buyer (or any affiliate designated by Buyer) after the Closing Date and receiving written acceptances of such employment (in each case contingent on consummation of the transactions contemplated by this Agreement). Each Employee who is employed by Seller on the Closing Date and who is hired by Buyer (or any affiliate designated by Buyer) as of the Effective Time as a result of an offer of employment made by Buyer pursuant to this Section 5.4.1 is hereafter referred to as a "TRANSFERRED EMPLOYEE". Transferred Employees shall not include any person on a disability leave of more than twenty-six (26) weeks. On a periodic basis following the date of this Agreement and prior to the Closing, Buyer shall advise Seller of its intentions with respect to the Employees it desire to extend or has extended offers to and the general status of discussions with such Employees. Each Transferred Employee will be eligible to participate in the benefit programs, plans, arrangements, payroll practices (including vacation or paid time off entitlement) offered to employees of Buyer (or any affiliate designed by Buyer that employs such Transferred Employee) from time to time ("Buyer Employee Benefit Plans") pursuant to the terms of each such plan, or in the absence of plan terms or provisions, in accordance with regularly established policies or procedures of Buyer, and Buyer shall recognize each Transferred Employee's service with Seller for purposes of eligibility and vesting under any Buyer Employee Benefit Plan and for all general employment purposes including, without limitation, seniority, vacation, personal time and similar general employment purposes, provided that any paid time off offered by Buyer in the calendar year of the Effective Time to any Transferred Employee may be offset by any paid time off used by or paid to a Transferred Employee by Seller in the calendar year of the Effective Time.

          5.4.2 TRANSITION. The employment by Seller of the Transferred Employees shall end at the close of business on the Closing Date and the employment of the Transferred Employees by Buyer shall commence at the Effective Time. Buyer shall have no obligation with respect to payments of salary, compensation, wages, health or similar benefits, commissions, bonuses (deferred or otherwise), severance, stock or stock options or any other sums due to any Transferred Employee that accrued prior to the Effective Time. In addition, Seller will be fully responsible for all amounts owing to Transferred Employees prior to the Effective Time, subject to the amounts set forth in SECTION 2.3.

          5.4.3 RETENTION OF EMPLOYEES PRIOR TO CLOSING. Seller agrees to use reasonable efforts to assist Buyer in securing the employment after the Closing Date of those Employees to whom Buyer (or any affiliate designated by Buyer) makes or intends to make offers of employment pursuant to Section 5.4.1 above. Seller shall not transfer any Employee to employment with Seller outside of the Business prior to the Closing or without the consent of Buyer. Seller shall notify Buyer promptly if notwithstanding the foregoing, any Employee terminates employment with Seller after the date of this Agreement but prior to the Closing.

          5.4.4 NO RIGHT TO CONTINUED EMPLOYMENT OR BENEFITS. No provision in this Agreement shall create any third party beneficiary or other right in any person (including any beneficiary or dependent thereof) for any reason, including, without limitation, in respect of continued, resumed or new employment with Seller or Buyer (or any affiliate of Seller or Buyer) or in respect of any benefits that may be provided, directly or indirectly, under any plan or arrangement maintained by Seller, Buyer or any affiliate of Seller or Buyer.

          5.4.5 EMPLOYEE LIABILITIES ASSUMED. Buyer will not and does not assume any other liability or obligation related to the Transferred Employees other than those liabilities and obligations that arise out of employment of the Transferred Employee by Buyer arising after the Effective Time.

          5.4.6 SELLER TO DISTRIBUTE PURCHASE PRICE ADJUSTMENT TO EMPLOYEES. Pursuant to SECTION 2.3, Buyer, at Closing, will pay Seller the Purchase Price. As soon as practicable following the Closing, Seller will distribute to the appropriate ex-employees of Seller, including any Transferred Employees, any amounts for accrued and unused paid time off required by law to be paid by Seller to such Seller ex-employees. Each of Seller and BridgeSpan hereby agrees to indemnify Buyer and CTG from any Damages (as defined below) incurred by Buyer or CTG arising out of Seller's failure to pay such Seller ex-employees any amounts for accrued and unused paid time off required by law to be paid by Seller to such Seller ex-employees.

     5.5 LEASED SITES WITH LETTERS OF CREDIT. Seller agrees to leave in place the letters of credit (the "LETTERS OF CREDIT") that guarantee Seller's performance under the leases for the Leased Sites for the benefit of Buyer, for two years following the Closing Date. Buyer agrees to use its best efforts to negotiate for a release or reduction of the Letters of Credit as promptly as practicable after the Effective Time. Buyer and Capital Title Group, Inc., agree, jointly and severally, to indemnify Seller for any and all monetary loss, costs or damages incurred as a result of an exercise of the Letters of Credit arising out of Buyer's default under the subject leases.

                                    ARTICLE 6
                         CONDITIONS PRECEDENT TO CLOSING

     The obligations of the Seller and Buyer arising under this Agreement to be performed at the Closing Date are subject to fulfillment at or prior to the Closing Date of each of the following conditions:

     6.1 CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER. The obligations of Buyer under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all of the following conditions, any one or more of which may be waived in writing at the option of Buyer:

          6.1.1 All representations and warranties of Seller in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and complete in all material respects, in each case when made and as of the Closing Date as if made on and as of that date.

          6.1.2 All of the terms, covenants and conditions to be complied with and performed by Seller on or prior to the Closing Date shall have been complied with or performed in all material respects.

          6.1.3 All of the Assets and all of the Assumed Contracts, without limitation, immaterial or otherwise, shall be fully assignable to Buyer.

          6.1.4 Buyer shall have received a certificate or certificates, dated as of the Closing Date, executed on behalf of Seller by an authorized executive officer thereof, certifying that the conditions specified in SECTION 6.1 hereof have been fulfilled and stating that the representations and warranties made by Seller in this Agreement are true and correct in all material respects as of the Closing Date.

          6.1.5 There shall not be in effect any law, rule or regulation of any governmental authority or court of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

          6.1.6 Buyer shall have received evidence reasonably satisfactory to it that the transactions contemplated by this Agreement have been approved by the Board of Directors and, as applicable, shareholders of Seller, and by any lenders or creditors of Seller, or any other party or entity of which consent is required in order for Seller to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

          6.1.7 Seller shall have permitted Buyer and its representatives full access during normal business hours and upon reasonable notice to all of the properties, books, tax returns, contracts and records of Seller relating to the Business or the Assets, and shall have provided all documents and information with respect to the Business or the Assets as may have been reasonably requested by Buyer or such representatives.

          6.1.8 There shall be no action, proceeding or threatened, pending or actual litigation to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement or which would have the effect, if successful, of imposing any material liability upon Buyer or materially impairing the right of Buyer to own all of the Assets or to continue the Business as presently conducted.

          6.1.9 The Buyer shall have received the California Approval.

          6.1.10 Seller shall have complied with all laws, rules, and regulations necessary to consummate the transactions contemplated by this Agreement, including but not limited to, any California corporation, Uniform Commercial Code, or general business laws, necessary to consummate the transactions contemplated by this Agreement except for such non compliance as would not have a material adverse effect on the transactions contemplated by this Agreement.

     6.2 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement to consummate the transactions contemplated hereby to be consummated at the Closing shall be subject to the satisfaction, at or prior to the Closing, of all the following conditions, any one or more of which may be waived in writing at the option of Seller:

          6.2.1 All representations and warranties of Buyer made in this Agreement or in any exhibit, schedule or document delivered pursuant hereto shall be true and complete in all material respects, in each case when made and as of the Closing Date as if made on and as of that date.

          6.2.2 All of the terms, covenants and conditions to be complied with and performed by Buyer on or prior to the Closing Date shall have been complied with or performed in all material respects.

          6.2.3 Seller shall have received a certificate, dated as of the Closing Date, executed on behalf of Buyer by an authorized executive officer thereof, certifying that the conditions specified in SECTION 6.2 have been fulfilled and stating that the representations and warranties made by Buyer in this Agreement are true and correct in all material respects as of the Closing Date.

          6.2.4 There shall not be in effect any law, rule or regulation of any governmental authority or court of competent jurisdiction restraining, enjoining or otherwise preventing consummation of the transactions contemplated by this Agreement.

          6.2.5 Seller shall have received evidence reasonably satisfactory to it that the transactions contemplated by this Agreement have been approved by the Board of Directors of Buyer and, as applicable, shareholders of Buyer, and by any other party or entity of which consent is required in order for Buyer to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby.

          6.2.6 There shall be no action, proceeding or threatened, pending or actual litigation to enjoin, restrain or prohibit the consummation of the transactions contemplated by this Agreement.

     6.3 WAIVER OF CONDITIONS. Seller may unilaterally waive any of the conditions to closing set forth in SECTION 6.2 of this Agreement. Buyer may unilaterally waive any of the conditions to closing set forth in SECTION 6.1 of this Agreement.

                                    ARTICLE 7
                                     CLOSING

     7.1 CLOSING. The transactions contemplated by this Agreement, including payment of the Purchase Price, shall be consummated at a closing (the "CLOSING"), which, except as may be otherwise agreed in writing by Buyer and Seller, will be held at the offices of Squire, Sanders & Dempsey L.L.P., Two Renaissance Square, 40 North Central Avenue, Suite 2700, Phoenix, Arizona 85004, subject to the satisfaction or waiver of the conditions set forth in Article 6, at a mutually agreeable time and date within three business days after the date all of the conditions precedent to Closing set forth under Article 6 have been met or waived, or such other time as Buyer and Seller may mutually agree (the "CLOSING DATE").

     7.2 DELIVERIES AT CLOSING. At the Closing:

          7.2.1 Seller shall deliver to Buyer the items described in clauses (a) through (d) below, to the extent applicable with respect to the Closing:

               (a) an executed general bill of sale and assignment, in form and substance reasonably satisfactory to Buyer, with respect to the Assets to be conveyed by Seller at the Closing and any other documents reasonably requested by Buyer so as to convey to Buyer all right, title and interest in and to the Assets free and clear of all Encumbrances;

               (b) the officer's certificate referenced in Section 6.1.4;

               (c) an executed Lease Assignment for each Leased Site; and

               (d) all other documents, certificates, instruments or writings reasonably requested by Buyer in connection herewith.

          7.2.2 Buyer shall deliver to Seller the items described in clauses (a) through (d) below, to the extent applicable with respect to the Closing:

               (a) the Purchase Price, less the Earnest Money Deposit , by wire transfer of immediately available funds to the account or accounts of Seller

(such account or accounts to be designated by Seller and disclosed to Buyer in writing no later than two business days prior to the Closing along with any information necessary for Buyer to complete a wire transfer of the Purchase Price at Closing);

               (b) an assumption agreement pursuant to which Buyer assumes at the Closing the Assumed Liabilities being assigned at the Closing, in form and substance reasonably satisfactory to Seller (the "ASSUMPTION AGREEMENT"), executed by Buyer;

               (c) an executed Lease Assignment for each Leased Site;

               (d) the officer's certificate referenced in Section 6.2.3; and

               (e) all other documents, certificates, instruments or writings reasonably requested by Seller in connection herewith.

     7.3 DELIVERY OF ASSETS. At Closing, Seller shall place Buyer in full possession and control of the Assets being acquired.

     7.4 RISK OF LOSS; OWNERSHIP. As of and following the Effective Time, Buyer shall receive all benefits and bear all burdens incident to ownership with respect to the Assets and operation of the Business. Without limiting the generality of the foregoing, as of and following the Effective Time, Buyer shall, INTER ALIA, be responsible for all losses, injuries, liabilities, and damages sustained by, or caused as a result of operation or ownership of the Assets or Business following the Effective Time.

     7.5 SIMULTANEOUS ACTION. All actions taken at the Closing shall be deemed to occur simultaneously.

                                    ARTICLE 8
                                 INDEMNIFICATION

     8.1 SURVIVAL OF REPRESENTATIONS. All covenants to be performed prior to the Closing, and all representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the consummation of the transactions contemplated hereby and continue until the one-year anniversary of the Effective Time (the "INDEMNIFICATION TERMINATION DATE"); PROVIDED that if any claims for indemnification have been asserted with respect to any such representations, warranties and covenants prior to the Indemnification Termination Date, the representations, warranties and covenants on which any such claims are based shall continue in effect until final resolution of any such claims. All covenants to be performed after the Effective Time shall continue indefinitely.

     8.2 INDEMNIFICATION TO BUYER. Subject to the limitations set forth in this
SECTION 8, from and after the Effective Time, Seller and BridgeSpan Inc. shall, jointly and severally, indemnify, defend and hold harmless Buyer, Capital Title Group, Inc., and their respective officers, directors and agents (each of the foregoing parties is hereinafter referred to individually as a "BUYER INDEMNIFIED PERSON" and collectively as "BUYER INDEMNIFIED PERSONS") from and against any and all losses, costs, damages, liabilities, fees (including without limitation attorneys' fees) and expenses (collectively, the "DAMAGES"), that any of the Buyer Indemnified Persons incurs by reason of or in connection with (a) any misrepresentation, breach of, or default in connection with, any of the representations, warranties, covenants or agreements of the Seller contained in this Agreement, including any exhibits or schedules attached hereto, (b) any failure by Seller to pay or perform when due any of the Excluded Liabilities, or
(c) the provisions of Section 5.4.6 above. Any recovery for Damages by a Buyer Indemnified Person hereunder shall be net of any insurance proceeds actually recovered and/or net tax benefits realized by Buyer or any of its affiliates as a result of such Damages.

     8.3 BUYER INDEMNIFICATION DEDUCTIBLE. Anything elsewhere contained in this
SECTION 8 to the contrary notwithstanding, no Buyer Indemnified Person may recover any Damages unless and until the aggregate amount of Damages incurred by the Buyer Indemnified Persons exceeds $5,000.

     8.4 INDEMNIFICATION TO SELLER. Subject to the limitations set forth in this
Section 8, from and after the Closing, Buyer and Capital Title Group, Inc. shall, jointly and severally, indemnify, defend and hold harmless Seller, BridgeSpan Inc, and their respective officers, directors and agents (each of the foregoing persons is hereinafter referred to individually as a "SELLER INDEMNIFIED PERSON" and collectively as "SELLER INDEMNIFIED PERSONS") from and against any and all Damages that any of the Seller Indemnified Persons incurs by reason of or in connection with (a) any misrepresentation, breach of or default in connection with, any of the representations, warranties, covenants or agreements of Buyer contained in this Agreement, (b) any failure by Buyer to pay or perform when due any of the Assumed Liabilities or (c) the provisions of
Section 5.5 above. Any recovery for Damages by a Seller Indemnified Person hereunder shall be net of any insurance proceeds actually recovered and/or net tax benefits realized by Seller or any of its affiliates as a result of such Damages.

     8.5 SELLER INDEMNIFICATION DEDUCTIBLE. Anything elsewhere contained in this
SECTION 8 to the contrary notwithstanding, no Seller Indemnified Person may recover any Damages unless and until the aggregate amount of Damages incurred by the Seller Indemnified Persons exceeds $5,000.

     8.6 Notice of Indemnified Damages.

          8.6.1 If any Buyer Indemnified Person, on the one hand, or Seller Indemnified Person, on the other hand (an "INDEMNIFIED PARTY"), has a claim or potential claim which could give rise to an obligation on the part of the Buyer or Seller, as the case may be, to provide indemnification (the "INDEMNIFYING PARTY") pursuant to this Section 8, the Indemnified Party shall promptly give the Indemnifying Party written notice thereof (an "INDEMNIFICATION CLAIM"); PROVIDED, HOWEVER, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Damages, except to the extent that the failure to so promptly notify the Indemnifying Party actually damages the Indemnifying Party.

          8.6.2 In the event of a claim, a potential claim or the commencement of any action or proceeding by a third party which could give rise to an obligation to provide indemnification pursuant to this Section 8, the Indemnified Party will give the Indemnifying Party prompt written notice thereof (the "THIRD PARTY INDEMNIFICATION CLAIM"); PROVIDED, HOWEVER, that the failure to give such prompt notice shall not prevent any Indemnified Party from being indemnified hereunder for any Damages, except to the extent that the failure to so promptly notify the Indemnifying Party actually damages the Indemnifying Party.

          8.6.3 Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Indemnification Claim with counsel of his or its choice, reasonably satisfactory to the Indemnified Party. However, unless and until an Indemnifying Party assumes the defense of the Third Party Indemnification Claim, the Indemnified Party may defend against the Third Party Indemnification Claim in any manner it reasonably may deem appropriate. At such time as an Indemnifying Party assumes the defense of a Third Party Indemnification Claim and counsel is retained by the Indemnifying Party, the Indemnifying Party will not be liable to the Indemnified Party under this Agreement for any fees of counsel subsequently incurred by the Indemnified Party with respect to the same proceeding, provided that (i) the Indemnified Party shall have the right to employ counsel in any such proceeding at its own expense and (ii) if (A) the employment of counsel by the Indemnified Party has been previously authorized by the Indemnifying Party, (B) the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in the conduct of any such defense or (C) the Indemnifying Party shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of the Indemnified Party's counsel shall be at the expense of the Indemnifying Party.

          8.6.4 Notwithstanding Section 8.6.3, in no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Indemnification Claim without the prior written consent of each of the Indemnifying Parties, such consent not to be withheld unreasonably.

          8.6.5 In connection with any Third Party Indemnification Claim, the Indemnified Party will provide the Indemnifying Party with such information and cooperation as the Indemnifying Party may reasonably request in order to defend such Third Party Indemnification Claim.

          8.6.6 EXCLUSIVE REMEDY. The parties' rights to indemnification under this Section 8 shall, from and after the Closing, constitute their respective sole and exclusive remedy with respect to money damages for any claim arising under or related to this Agreement or the transactions contemplated hereby.

                                    ARTICLE 9
                                   TERMINATION

     9.1 TERMINATION. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date, by written notice by the terminating party to the other parties, as follows:

          9.1.1 by mutual written consent of the Buyer and Seller;

          9.1.2 by either Buyer or Seller if the Closing shall not have occurred within 120 days of the date hereof (provided that the right to terminate this Agreement under this Section 9.1.2 shall not be available to a party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; and provided further, that the right to terminate this Agreement under this Section
9.1.2 shall not be available if the failure to close within the time specified is because the California Approval or the assignment of the Santa Clara and the San Mateo Title Plant Agreements (the "JOINT TITLE PLANT ASSIGNMENT") has not been obtained);

          9.1.3 by either Buyer or Seller if a court of competent jurisdiction or other governmental entity shall have issued a nonappealable final order, decree, or ruling or taken any other action, in each case having the effect of permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated hereby;

          9.1.4 by Seller if (i) the California Approval or the Joint Title Plant Assignment is denied or not obtained because of the fault of Buyer not cured within one-hundred twenty (120) days of the date hereof, or (ii) there has been a material breach of any representation, warranty, covenant, or agreement set forth in this Agreement on the part of Buyer, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing Date or, in the case of a covenant or agreement, within 10 business days following receipt by Buyer of written notice of such breach from Seller; or

          9.1.5 by Buyer if (i) the California Approval or the Joint Title Plant Assignment is denied or not obtained because of the fault of Seller not cured within one-hundred twenty (120) days of the date hereof, or (ii) there has been a material breach of any representation, warranty, covenant, or agreement set forth in this Agreement on the part of Seller, which breach shall not have been cured, in the case of a representation or warranty, prior to the Closing Date or, in the case of a covenant or agreement, within 10 business days following receipt by Seller of written notice of such breach from Buyer, or

          9.1.6 by either Buyer or Seller, if the other party goes into liquidation, has an application or order made for its winding up or dissolution, has a resolution passed or steps taken to pass a resolution for its winding up or dissolution, becomes unable to pay its debts as and when they fall due, or has a receiver, receiver and manager, administrator, liquidator, provisional liquidator, official manager or administrator appointed to it or any of its assets.

     9.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided in Section 9.1 hereof, this Agreement shall immediately become void, and there shall be no liability or obligation on the part of Buyer or Seller, or their respective officers, directors, shareholders, or affiliates, except to the extent the termination is a result of a material breach by a party to this Agreement of any representation, warranty or covenant contained in this Agreement, and except as otherwise set forth in this Agreement. If the Seller terminates this Agreement pursuant to Section 9.1.4 or Section 9.1.6, the Earnest Money Deposit shall be forfeited to Seller. If this Agreement is terminated for any other reason provided under Section 9.1, by Buyer or Seller, the Earnest Money Deposit shall be immediately refunded to Buyer.

                                   ARTICLE 10
                                   DEFINITIONS

     10.1 The following capitalized terms shall have the meanings ascribed to them, as follows:

     "AGREEMENT" shall have the meaning ascribed to it in the preamble.

     "ASSETS" shall have the meaning ascribed to it in Section 1.1.

     "ASSUMED CONTRACTS" means the contracts and agreements set forth on
Schedule 1.1, that make up part of the Assets, and which will be assigned by Seller to Buyer, and assumed by Buyer.

     "ASSUMED LIABILITIES" shall have the meaning ascribed to it in Section 1.4.

     "ASSUMPTION AGREEMENT" shall have the meaning ascribed to it in Section 7.2.2.

     "BUSINESS" means the business of providing escrow and title services by Seller at the six locations listed on Schedule 1.2 hereto, currently operated by Seller in Santa Clara, San Mateo, and Sacramento Counties in the State of California.

     "BUYER" shall mean New Century Title Company, a California corporation.

     "CALIFORNIA APPROVAL" shall have the meaning ascribed to it in Section
5.1.5.

     "CLOSING" shall mean the closing of the transactions contemplated by this Agreement as set forth in Section 7.1 at which the purchase and sale of the Assets will take place.

     "CLOSING DATE" shall mean the date on which the Closing takes place.

     "EFFECTIVE TIME" shall mean 12:01 a.m. local time on the first day following the Closing.

     "ENCUMBRANCE" shall mean, with regard to any asset, a mortgage, deed of trust, pledge, lien, collateral agreement, security interest, claim, adverse interest, right of first refusal, option, security arrangement, encumbrance, title imperfection, encroachment or any other third-party interest of any nature whatsoever in respect of such asset.

     "EXCLUDED ASSETS" shall mean the assets of Seller other than the Assets, as further described in Section 1.3.

     "EXCLUDED LIABILITIES" shall have the meaning ascribed to it in Section
1.5.

     "FINANCIAL STATEMENTS" shall have the meaning ascribed to it in Section
3.6.

     "INTERIM PERIOD" shall have the meaning ascribed to it in Section 5.3.

     "LEASE ASSIGNMENTS" shall mean the assignment to and assumption by Buyer of all of Seller's right, title and interest in and to the leases for the Leased Sites pursuant to an Assignment and Assumption of Lease.

     "LEASED SITES" shall mean the property and improvements leased by Seller at the five locations set forth on Schedule 1.2 where the Business is conducted.

     "NOTICE" shall have the meaning ascribed to it in Section 11.7.

     "PRE-CLOSING PERIOD" means the period subsequent to the execution of this agreement and prior to the Closing Date.

     "PURCHASE PRICE" shall have the meaning ascribed to it in Section 2.2.

     "SELLER" shall mean BridgeSpan Title Company, a California corporation, and wholly-owned subsidiary of BridgeSpan Inc.

                                   ARTICLE 11
                                  MISCELLANEOUS

     11.1 FINDERS. Each of Buyer and Seller represents and warrants to each other that it has no obligation to any third party which might give rise to a claim for a brokerage commission, finder'S fee or similar payment to any person in connection with the transactions contemplated by this Agreement. Buyer shall indemnify, defend and hold Seller harmless, and Seller shall indemnify, defend and hold Buyer harmless, from and against all claims by their respective finder, broker or similar person with respect to the consummation of this Agreement and all transactions contemplated hereby.

     11.2 EXPENSES. All expenses incurred by Buyer or Seller (including fees of counsel and accountants) in connection with the preparation of this Agreement and the transactions contemplated hereby shall be borne by the party incurring the same.

     11.3 ARBITRATION. The parties shall attempt to resolve any dispute arising from or relating to this Agreement by good faith discussions between their executive officers. Any disputes between the parties arising from or relating to this Agreement or any other dispute between the parties that can not be resolved in accordance with the immediately preceding sentence shall be finally resolved by arbitration conducted in Oakland, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") by a single arbitrator (the "ARBITRATOR"). The parties shall select the Arbitrator from the Complex Case Panel list of arbitrators provided by the AAA case coordinators (the "CASE COORDINATOR") assigned to handle the arbitration. In any arbitration, parties shall be entitled to conduct any discovery that would be permitted under the Federal Rules of Civil Procedure. The Arbitrator may determine all issues of abitrability, may award interim, interlocutory, provisional, partial or complete relief, including temporary restraining orders, preliminary injunctions, order to compel discovery, orders of attachment, and protective orders, and award money damages, specific performance, permanent injunctions, or declarations of rights, and may grant any other relief in equity or at law. The Arbitrator shall be bound by the terms and conditions of the Agreement and shall have no power in rendering its decision, to alter or depart from any express provision of this Agreement or to make a decision that is not supported by substantial evidence or is not in accordance with the law governing this Agreement. The decision of the Arbitrator shall be final, conclusive, and binding on both parties, and shall be subject to confirmation and enforcement by any court of competent jurisdiction. The prevailing party in any arbitration shall be awarded all costs, charges, and expenses, including the fees charges, and fees and expenses of the Arbitrator, the AAA , expert witnesses and attorneys.

     11.4 FURTHER ACTIONS. Seller shall, without further consideration, execute and deliver any further or additional instruments and perform any acts which may become reasonably necessary in order to effectuate and carry out the purposes of this Agreement.

     11.5 SEVERABILITY. In the event any term or provision of this Agreement is declared to be invalid or illegal, for any reason, this Agreement shall remain in full force and effect and the same shall be interpreted as though such invalid and illegal provision were not a part hereof.

     11.6 NOTICES. Any notice or communication to be given under the terms of this Agreement ("NOTICE") shall be in writing and shall be personally delivered or sent by mail or facsimile. Notice shall be effective (i) if personally delivered, when delivered; (ii) if by facsimile, upon receipt of confirmation of successful transmission; and (iii) if mailed, at midnight on the fourth business day after deposit in the mail with airmail postage prepaid. Notices shall be addressed as follows:

     If to Buyer:        Donald R. Head, Chief Executive Officer
                         Capital Title Group, Inc.
                         2901 E. Camelback Road
                         Phoenix, Arizona  85106
                         Telephone: (602) 954-0600
                         Fax: (602) 954-0440

     With copy to:       Joseph M. Crabb, Esq.
                         Squire, Sanders & Dempsey L.L.P.
                         40 North Central Ave., Suite 2700
                         Phoenix, Arizona 85004
                         Telephone: (602) 528-4000
                         Fax: (602) 253-8129

     If to Seller:       Phillip L. Weaver, Chief Financial Officer
                         BridgeSpan Title Company
                         c/o BridgeSpan, Inc.
                         2465 Latham Street
                         Mountain View, California  94040
                         Telephone: (650) 237-5500
                         Fax: (650) 237-5501

     With copy to:       Keith A. Miller, Esq.
                         Venture Law Group
                         2775 Sand Hill Road
                         Menlo Park, CA  94025
                         Telephone: (650) 233-8406
                         Fax: (650) 233-8386

or at such other address as a party may from time to time designate by Notice hereunder.

     11.7 WAIVER. At any time prior to the Closing Date, the parties hereto may to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed by or on behalf of such party. No provision of this Agreement may be modified or amended except by a writing executed by the party sought to be charged with such modification or amendment. Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

     11.8 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement shall confer any rights upon any person or entity other than the parties hereto and their respective heirs, successors and permitted assigns.

     11.9 ENTIRE AGREEMENT. This Agreement, together with any other and further documents executed and delivered at the Closing or otherwise contemplated hereby, constitutes and embodies the full and complete understanding and agreement of the parties hereto and supersedes all prior understandings or agreements whether oral or in writing.

     11.10 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with he laws of the State of California (without reference to the provisions thereof relating to conflicts of laws).

     11.11 HEADINGS; INTERPRETATION. The Section headings and Article headings used herein are for convenience and reference only and are not intended to define, limit or describe the scope or intent of any provision of this Agreement. When used in this Agreement, the term "including" shall mean without limitation by reason of enumeration. The definition of a term in the plural form shall include the singular form, and the singular the plural, as the context requires. Any masculine personal pronoun shall be considered to mean the corresponding feminine personal pronoun, as the context requires.

     11.12 SUCCESSORS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors or assigns, as the case may be. Buyer may assign any of its respective rights or obligations hereunder to a wholly owned subsidiary of Buyer, provided that as a condition to any such assignment, Buyer shall not be released from its liabilities and obligations arising under this Agreement. Seller may assign any of its rights or obligations under this Agreement to BridgeSpan, Inc., or any wholly-owned subsidiary thereof, provided that as a condition to any such assignment, Seller shall not be released form its liabilities and obligations arising under this Agreement.

     11.13 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed a duplicate original.

     11.14 SATISFACTION OF CONDITIONS PRECEDENT. Each party shall cooperate with the other parties hereto and use its commercially reasonable efforts to satisfy each of the conditions precedent to the accomplishment of the transactions contemplated by this Agreement.


                            [signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed as of the 8th day of September, 2001.


                            NEW CENTURY TITLE COMPANY

                            By: /s/ Mark C. Walker
                                ------------------------------------------------
                            Its: V. P., Chief Financial Officer and Treasurer
                                 -----------------------------------------------

                            "BUYER"


                            BRIDGESPAN TITLE COMPANY

                            By: /s/ Phillip L. Weaver
                                ------------------------------------------------
                            Its: Chief Financial Officer
                                 -----------------------------------------------


                            "SELLER"


                            BRIDGESPAN, INC.,
                            Solely to acknowledge and agree to the terms of
                            Section 8.2 herein.

                            By: /s/ Phillip L. Weaver
                                ------------------------------------------------
                            Its: Chief Financial Officer
                                 -----------------------------------------------


                            CAPITAL TITLE GROUP, INC.,

                            By its signature, Capital Title Group, Inc. (i) acknowledges and agrees to the terms of Sections
                            5.5 and 8.4 herein, and (ii) agrees to
                            unconditionally guarantee, and hereby does unconditionally guarantee the performance of Buyer under this Agreement, including without limitation, the payment of the Purchase Price by Buyer.

                            By: /s/ Mark C. Walker
                                ------------------------------------------------
                            Its: V. P., Chief Financial Officer and Treasurer
                                 -----------------------------------------------